EXHIBIT 10.24

ADDENDUM A

SBU BANK INCENTIVE SAVINGS PLAN

(As Amended and Restated Effective January 1, 1999,

Including Provisions Effective Retroactive to January 1, 1997)

Good Faith Amendments under the

Economic Growth and Tax Relief Reconciliation

Act of 2001 (EGTRRA)

WHEREAS, the Economic Growth and Tax Relief Reconciliation Act of 2001 (“EGTRRA”) enacted changes to provisions of the Internal Revenue Code of 1986, as amended (“Code”), addressing tax-qualified retirement plans, including changes that require plan amendments to preserve the plan’s tax-qualified status as well as other permissible plan changes; and

WHEREAS, Internal Revenue Service Notices 2001-42 and 2001-57 provide guidance and sample amendments, respectively, with respect to the EGTRRA changes; and

WHEREAS, in accordance with the foregoing Notices, “good faith” amendments under EGTTRA must be adopted no later than the end of the plan year in which the EGTRRA changes are required, or the end of the “GUST remedial amendment period,” if later; and

WHEREAS, the EGTRRA required changes are effective various dates, beginning January 1, 2002, as hereinafter set forth;

NOW, THEREFORE, this ADDENDUM A to the above titled plan (“Plan”) is hereby adopted, effective as of January 1, 2002, in “good faith” compliance with EGTRRA:

1.	Preamble

The following amendments to the Plan are adopted to reflect certain provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001 (“EGTRRA”). The amendments are intended as good faith compliance with the requirements of EGTRRA and are to be construed in accordance with EGTRRA and guidance issued thereunder. Except as otherwise provided, the amendments shall be effective as of the first day of the first Plan Year beginning after December 31, 2001.

These amendments shall supersede the provisions of the Plan to the extent Plan provisions are inconsistent with the provisions of the following amendments.

2.	Actual Contribution Percentage and Actual Deferral Percentage (Plan Sections 1.2 and 1.3)

For Plan Years beginning after December 31, 2001, the second sentence of Sections 1.2 and 1.3 are restated in their entireties to read as follows: “An Eligible Employee’s compensation hereunder shall include compensation receivable from the Employer for that portion of the Plan Year during which the Employee is an Eligible Employee, up to a maximum of two hundred thousand dollars ($200,000) for the 2002 Plan Year, thereafter adjusted in multiples of five thousand dollars ($5,000) for increases in the cost-of-living as prescribed by the Secretary of the Treasury under Section 401(a)(17)(B) of the Code.”

3.	Compensation Limit (Plan Section 1.16)

For Plan Years beginning after December 31, 2001, the first sentence of the third paragraph of Section 1.16 is restated in its entirety, to read as follows: “Compensation shall not exceed two hundred thousand dollars ($200,000) for the 2002 Plan Year, thereafter adjusted in multiples of five thousand dollars ($5,000) for increases in the cost-of-living as prescribed by the Secretary of the Treasury under Section 401(a)(17)(B) of the Code.”

4.	Rollover Contribution (Plan Section 1.57)

Section 1.57 is amended by the addition of the following paragraph, effective January 1, 2002:

Effective January 1, 2002, the Plan will additionally accept Eligible Rollover Contributions and/or direct rollovers of distributions from the following types of plans: (i) an annuity contract described in Section 403(b) of the Code (excluding after-tax Employee contributions); (ii) an eligible plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state; and (iii) the portion of a distribution from an individual retirement account or annuity described in Section 408(a) or Section 408(b) of the Code that is eligible to be rolled over and would otherwise be included in gross income.

5.	Elective Deferrals – Contribution Limitation (Plan Section 3.2(b))

Section 3.2(b) is amended by the addition of the following paragraph, effective January 1, 2002:

No Participant shall be permitted to have elective deferrals made under this Plan, or any other qualified plan maintained by the Employer during any taxable year, in excess of the dollar limitation contained in Section 402(g) of the Code in effect for such taxable year.

6.	Section 415 Limits on Contributions (Plan Section 3.13(d))

Section 3.13(d) is restated as follows, for Limitation Years ending after December 31, 2001:

(d)	The Annual Additions that may be contributed or allocated to a Participant’s Accounts under the Plan for any Limitation Year shall not exceed the lesser of:

(i)	forty thousand dollars ($40,000), as adjusted for increases in the cost-of-living under Section 415(d) of the Code, or

(ii)	one hundred percent (100%) of the Participant’s Section 415 Compensation for the Limitation Year.

The compensation limit referred to in subparagraph (ii), above, shall not apply to any contribution for medical benefits after separation from service (within the meaning of Section 401 (h) or Section 419A(f)(2) of the Code) which is otherwise treated as an Annual Addition.

7.	Distribution Upon Severance from Employment (Plan Section 7.1)

Section 7.1 is amended by the addition of the following paragraph, effective January 1, 2002:

New distributable event. Effective with Plan distributions made after December 31, 2001, a Participant’s elective deferrals, Qualified Nonelective Contributions, qualified Matching Contributions, and earnings attributable to these contributions shall be distributed on account of the Participant’s severance from employment. Such a distribution shall, however, be subject to the other provisions of the Plan regarding distributions, other than provisions that require a separation from service before such amounts may be distributed.

8.	Suspension Period Following Hardship Distribution (Plan Sections 3.3 and 7.3(c)(iii))

Section 7.3(c)(iii) is amended by the addition of the following two paragraphs, effective January 1, 2002:

For purposes of Sections 3.3 and 7.3(c)(iii), a Participant who receives a distribution of elective deferrals after December 31, 2001, on account of Hardship shall be prohibited from making elective deferrals and Employee contributions under this Plan and all other plans of the Employer for six (6) months after receipt of the distribution. A Participant who receives a distribution of elective deferrals in calendar year 2001 on account of Hardship shall be prohibited from making elective deferrals and Employee contributions under this and all other plans of the Employer for six (6) months after receipt of the distribution, or until January 1, 2002, if later.

The second paragraph of Section 3.3 and subparagraphs 7.3(c)(iii)(A)(III) and (IV) are deleted in their entireties, effective January 1, 2002, with respect to Hardship distributions made on or after January 1, 2001.

9.	Direct Rollover of Eligible Rollover Distributions (Plan Section 7.8)

Modification of definition of “Eligible Retirement Plan.” Effective with Plan distributions made after December 31, 2001, for purposes of the direct rollover provision in Plan Section 7.8, an Eligible Retirement Plan shall also mean an annuity contract described in Section 403(b) of the Code and an eligible plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Plan. The definition of Eligible Retirement Plan shall also apply in the case of a distribution to a surviving spouse, or to a spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code.

Modification of definition of “Eligible Rollover Distribution” to exclude hardship distributions. For purposes of the direct rollover provision in Section 7.8 of the Plan, any amount that is distributed on account of hardship shall not be an Eligible Rollover Distribution and the distributee may not elect to have any portion of such a distribution paid directly to an Eligible Retirement Plan.

Modification of definition of “Eligible Rollover Distribution” to include post-tax contributions (if any). For purposes of the direct rollover provisions in Section 7.8 of the Plan, a portion of a distribution shall not fail to be an Eligible Rollover Distribution merely because the portion consists of post-tax contributions, if any, which are not includible in gross income. However, such portion may be transferred only to an individual retirement account or annuity described in Section 408(a) or Section 408(b) of the Code, or to a qualified defined contribution plan described in Section 401 (a) or Section 403(a) of the Code that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible.

10.	Modification of Top-Heavy Plan Provisions (Article XII)

This Section shall apply for purposes of determining whether the Plan is a top-heavy plan under Section 416(g) of the Code for Plan Years beginning after December 31, 2001, and whether the Plan satisfies the minimum benefits requirements of Section 416(c) of the Code for such years. This Section amends Article XII of the Plan.

Determination of top-heavy status

Key Employee. Key Employee means any Employee or former Employee (including any deceased Employee) who at any time during the Plan Year that includes the Determination Date was an officer of the Employer having annual

Compensation greater than one hundred thirty thousand dollars ($130,000) (as adjusted under Section 416(i)(1) of the Code for Plan Years beginning after December 31, 2002), a 5-percent owner of the Employer, or a 1-percent owner of the Employer having Annual Compensation of more than one hundred fifty thousand dollars ($150,000). For this purpose, “Annual Compensation” means compensation within the meaning of Section 415(c)(3) of the Code. The determination of who is a Key Employee will be made in accordance with Section 416(i)(1) of the Code and the applicable regulations and other guidance of general applicability issued thereunder.

Top-Heavy Earnings. Top-Heavy Earnings means, for any year, compensation as defined under Section 414(q)(4) of the Code, up to a maximum of two hundred thousand dollars ($200,000), adjusted in multiples of five thousand dollars ($5,000) for increases in the cost-of-living as prescribed by the Secretary of the Treasury under Section 401(a)(17)(B) of the Code.

Determination of Account Values. The following subparagraphs (a) and (b) shall apply for purposes of determining the amounts of Account balances of Employees as of the Determination Date.

(a)	Distributions during year ending on the Determination Date. The amounts of Account balances of an Employee as of the Determination Date shall be increased by the distributions made with respect to the Employee under the Plan and any plan aggregated with the Plan under Section 416(g)(2) of the Code during the 1-year period ending on the Determination Date. The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the Plan under Section 416(g)(2)(A)(i) of the Code. In the case of a distribution made for a reason other than separation from service, death, or disability, this provision shall be applied by substituting “5-year period” for “ 1-year period.”

(b)	Employees not performing services during year ending on the Determination Date. The Accounts of any individual who has not performed services for the Employer during the 1-year period ending on the Determination Date shall not be taken into account.

Minimum benefits

Company contributions. Employer company contributions, if any, shall be taken into account for purposes of satisfying the minimum contribution requirements of Section 416(c)(2) of the Code and the Plan. The preceding sentence shall apply with respect to matching contributions under the Plan or, if the Plan provides that the minimum contribution requirement shall be met in another plan, such other plan. Employer company contributions that are used to satisfy the minimum contribution requirements shall be treated as company contributions for purposes of the Actual Contribution Percentage test and other requirements of Section 401 (m) of the Code.